Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Fulgent Genetics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	3,000,000	$35.885	$107,655,000	$0.00011020	$11,863.58

Total Offering Amounts					$107,655,000		$11,863.58
Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$11,863.58

(1) Pursuant to Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the common stock, par value $0.0001 per share (the “Common Stock”), of Fulgent Genetics, Inc. (referred to herein as the “Registrant”, “we,” “us” or “our”) that becomes issuable under the Registrant’s Amended and Restated 2016 Omnibus Incentive Plan (the “2016 Plan”), by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or certain other transactions that result in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2) Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price for shares reserved for future grant or issuance under the 2016 Plan are based on the average of the high and the low price of Registrant’s Common Stock as reported on The Nasdaq Global Market as of a date (May 15, 2023) within five business days prior to filing this Registration Statement.